Exhibit 99.2

CASCADE CORPORATION, #4417178

CASCADE CORPORATION FOURTH QUARTER FISCAL YEAR 2011 EARNINGS

March 31, 2011, 5:00 PM ET

Chairperson: Robert Warren (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen. Welcome to the Cascade Corporation Fourth Quarter Fiscal Year 2011 Earnings Call. At this time, all participants are in a listen-only mode and following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star, followed by the zero, and as a reminder, this conference is being recorded today on Thursday, March 31, 2011.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me. For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview.

We operate globally, with about 1,800 employees working in 26 locations in 17 countries. We manufacture products primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the truck to carry, position and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as tool carriers and skid steer loaders. Approximately 60% of our products are sold through retail dealers; the remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Caterpillar and Nissan.

Before I turn it over to Joe to provide you an overview of the fourth quarter and the year, I would like to make some comments regarding the impact on our business of the recent flooding in Australia and the earthquake and tsunami in Japan. This past January, the Queensland region of Australia was hit hard with heavy rainfall which caused extensive flooding in Brisbane, which is where our Australian manufacturing facility is located. The floods caused significant damage to the facility, which was over 10 feet under water at one point. This operation accounts for just under 5% of our consolidated net sales. We have been working closely with our insurance carrier since the flooding to assess the damage to equipment and inventory. I am pleased to say that our employees are all safe and are working to a very difficult situation.

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Through their efforts and the work of the entire global Cascade organization, we are working diligently to meet commitments we have made to customers and restore our Australian business. Customer shipments from March are already back to pre-flood levels. We believe that the impact of this event over the longer term on our competitive position in this market will be minimal.

Recently, events in Japan, the earthquake and tsunami, had no direct effect on our employees and facility, which is located in Osaka in south central Japan. However, it will have an ongoing indirect effect as the country and its economy works to get back on its feet. It is currently too early yet to gauge the impact that this event will have on our business. Our business in Japan accounts for about 5% of our consolidated global sales, with the majority of these sales within the country.

I would now like to turn it over to Joe for a recap of the quarterly and annual results, which will include the financial impact of the events in Australia and Japan to the extent they can be measured at this point.

Joe Pointer:	Thank you, Bob. I would like to remind everyone that, during the course of this call, we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings and cash flows, are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties is described in our reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

As I walk you through our results, please note that our fiscal year ends on January 31st, so when we refer to the fourth quarter of fiscal 2011, we are actually referring to the quarter that just ended January 31, 2011. Also, all percentage comparisons to prior periods will exclude the impact of changes of foreign currencies.

I would like to begin with a brief overview of year-to-date results for fiscal 2011. Our annual financial results improved due to a 29% sales increase as a result of higher shipment volumes in all regions. Global lift truck shipments increased 36% for the year. Net sales for the current year were 410 million compared to $314 million during fiscal 2010. During fiscal 2011, we had net income of $21 million compared to a net loss of 39 million in the prior year. Besides the reduced level of sales, fiscal 2010 results included over $30 million in restructuring costs related to our business in Europe.

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Now focusing on our quarterly results, net sales for the quarter were $110 million, 36% higher than net sales of 81 million in the prior year. I would like to note that our gross profit percentage of 23% in the fourth quarter includes $2.2 million of inventory write-offs related to the floods in Australia. Excluding this charge, our gross profit percentage would have been consistent with the third quarter of the current year. We had net income for the fourth quarter of $4 million compared to a net loss of 14 million for the fourth quarter of fiscal 2010. Fiscal 2011 fourth quarter results include a total of $5.1 million in pre-tax charges from the write-down of inventory and fixed assets and other costs related to flooding in Australia. I will discuss this in more detail later.

I would now like to spend a few minutes discussing our regional results. North America sales increased 48% compared to the prior year. This increase is due to higher sales volumes as a result of improving economic conditions. Our gross profit percentage in North America increased due to improved cost absorption as a result of higher sales volumes.

Our sales in Europe increased 8% compared to the prior year due to—primarily to higher sales volumes as a result of a strong lift truck market. There are two other factors which need to be considered when comparing fourth quarter sales levels between 2011 and 2010. First, we have noted previously that we have been reviewing our selling prices for certain products. This process has resulted in improved margins through increased selling prices on certain products and shifting additional product sourcing to China. In connection with this effort, these decisions have affected sales volume to some degree. The current year sales levels were also impacted by an extended holiday shutdown at our facility in Italy due to a physical inventory count.

European gross margins in the fourth quarter improved from the prior year due to lower costs, increased operational efficiencies and price increases on certain products implemented during fiscal 2011. We incurred an additional $1.2 million of restructuring cost during the fourth quarter of fiscal 2011 due to the closure of certain European sales offices and a building write-down in Germany.

Asia-Pacific experienced a 34% increase in sales during the fourth quarter compared to the prior year due to strong lift truck markets. The gross profit percentage decreased as a result of flood-related inventory write-offs of $2.2 million in Australia, which lowered the gross profit margin to 12%. Excluding the inventory write-offs in Australia, the gross profit percentage would have been slightly higher than the prior year. In addition to the inventory write-off recorded in cost of goods sold, we recorded charges of $2.5 million for fixed asset impairments and $500,000 for other costs as a result of the flooding in Australia. That would bring the total identifiable cost, including write-offs related to the Australia flood, to $5.1 million in the fourth quarter and for the year. During 2012, we expect to recover from insurance proceeds a substantial portion of losses from asset write-offs and interruptions to business operations related to the flood.

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Net sales in China increased 50% during the quarter compared to the prior year due to an increase in sales volumes as a result of the recovery of the Chinese economy and lift truck market. Our gross margin percentage decreased primarily due to changes in product mix and higher inter-Company transfers, which carry lower margins.

Effective tax rate of 42% in 2011 reflects additional valuation allowances in Europe related to losses that we have been unable to reutilize. During fiscal 2012, we expect our effective tax rate to decrease as we continue to make progress in Europe. At this point, I would anticipate a rate of around 35% for fiscal 2012.

Now turning to the balance sheet, our inventory balance at year end was $67 million compared to 63 million in the prior year. With sales increasing 30% over the prior year, our inventory has only increased 4%. We are working off existing inventory and managing the purchases to monitor inventory levels. Our accounts receivable at year end were $66 million, a $15 million increase compared to the prior year. Higher sales volumes account for the majority of the increase.

During fiscal 2011, we paid down our long-term debt and notes payable to banks by $17 million. At January 31, 2011, our cash balance was $25 million and our outstanding debt balance was $42 million. Based on our expected cash flows and absent another significant need for the cash, we would be in a position to pay off most, if not all, of the outstanding debt balance by January 31, 2012.

One final comment I have is in relation to capital expenditures for fiscal 2012. At the present time, we estimate global expenditures of about $15 million in 2012. This is a $9 million increase from 2011. For the last two years, we have had very low levels of capital expenditures as we have managed cash during the downturn. The plans for the current year include additional amounts for deferred maintenance at various locations, some expansion of our fork production capacity in China and other general equipment upgrades.

Now I would like to turn the call over to Bob for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you, Joe. I’d like to start with a brief overview of the lift truck market. Currently, the lift truck market is the only economic or industrial indicator we have available for our markets. While this does not correlate exactly with our business levels since various end markets use our products to differing degrees, it does give us an indication of short-term trends. I would like to note that our website includes industrial trends under the Investor Relations tab.

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In comparing the fourth quarter lift truck statistics to the third quarter’s shipment, rates increased in all regions except for China, and the combined global lift truck shipment freight increased 8%. This compares to a 2% increase in our sales for the same period. We don’t believe there have been any significant changes in our market share in any regions, including Europe. We believe the global lift truck markets are continuing on a path to recovery based on recent order and shipment rates. While we have seen significant improvements in shipment levels, I would like to note that overall shipment levels for North America, Europe, Asia-Pacific are still 24 to 50% below 2008 shipment levels, which was the peak year for lift truck shipments. China rebounded quickly from the economic downturn and current shipment levels for the year were 69% above 2008 levels.

I would now like to add a few comments about Europe, which has been a key focus of the management team. During the last three years, we have taken major steps to restructure this business. The majority of this effort was in fiscal 2010 but some additional restructuring took place in the fourth quarter. We have also been raising selling prices on certain products. We now feel the current structure, along with the ramping up of the lift truck market we have seen in the first part of the current year, puts us in a position to achieve positive operating income in the coming year.

A frequent question I have been asked is whether we are planning on any additional restructuring cost in Europe. As I just noted, we believe our current structure is where it needs to be; however, should we still not get Europe to a position of sustained profitability, we will evaluate other steps we need to take to get there. That could involve additional cost but at the present time, we do not anticipate any significant restructuring cost.

My last comment relates to long-term prospects for the Company. As Joe noted, we expect to have the ability to pay off most, if not all, of our existing debt by year end. Given the current levels of business and expected cash flows, we are evaluating future growth opportunities which might be within the lift truck and construction equipment industries or outside the current lines of business. In addition, the Board will also evaluate changes to our current dividend, depending on our cash flows and operating results, as the Board did earlier this week when they increased our upcoming quarterly dividend from $0.10 to $0.20 a share.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question, please press the star, followed by the one on your touch-tone phone. If you’d like to decline from the polling process, please press the star, followed by the two. You’ll hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you’re using speaker equipment, you will need to lift the handset before pressing the numbers.

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And our first question comes from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, good afternoon. Maybe you could try to help all of us. Obviously, it was a very noisy quarter with a lot of moving parts. You highlighted some of the non-recurring or charges you took, but did you also incur some other expenses in the cost of good line that maybe you could expand a little about that maybe didn’t fall in the one-time or write-off category but maybe that you had to incur to actually keep deliveries up for customers, and maybe you could expand on that a little bit, please?

Robert Warren:	Arnie, they’re—if I go through, the actual, you know, $0.33 that we earned and we look at Australian flood was $0.32. We’re estimating Europe restructuring about $0.11. That would have got us back to $0.76. The Verona inventory we believe is around—approximately $0.04 a share. So just the pro forma was $0.80. There was additional cost to try to cover the Australian customer commitments that we made from around the world. We’re still going to be trying to quantify those going forward on our recovery from the insurance, but I have no way to really quantify that at this time.

Arnie Ursaner:	But, Bob, that is not—you’re not including that in the half a million of other costs as a result of the flooding, or are you, in fact? Is that a separate item from that?

Joe Pointer:	Yes, those are just direct identifiable costs of cleanup and getting the operation back in order.

Arnie Ursaner:	Perhaps I can ask the question in a slightly different way. In your own thinking, if you didn’t have these items, what sort of gross margin do you think you would have delivered this quarter ex some of the various noise and—because, again, you had tremendous volume growth and normally, for you, that leads to very strong gross margin leverage, and I’m trying to get a little feel, if you can, for some of the factors. What do you think your gross margin would have been ex some of these items?

Andy Anderson:	It—Arnie, it’s probably—again, there’s—there are—yes, noisy was a really good way to describe it because the increased volume [inaudible] hit all of our operations but particularly North America was accompanied by decreased shipping days, significant due to holidays and so forth. And so in order to get that volume out, we had some overtime cost, we were doing some maintenance, you know, excessive overtime. I think, at the risk of speculating without a lot of detail, I think we would have been certainly 30, 31% or so without these.

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Arnie Ursaner:	Okay. That’s very helpful. My second question is seasonality. Normally, Q4 for you, because of shutdown days and holidays and a lot of other factors, tends to be much smaller seasonally than some of your other quarters—or sequentially—and yet it was much stronger this year quarter-over-quarter. How do you see that and what’s your view of the first quarter relative to the fourth quarter? Would you expect that to be better, and perhaps comment on your view of margin for Q1?

Robert Warren:	I’m not—I’d have to let—our margins would certainly benefit from where we’re estimating most of our markets, North America and Europe and continued growth. Both Europe and North America, the OEMs are forecasting about 10% growth and China’s still about 12 to 14% growth. We’re unsure really right now what that’s going to mean in Japan with the difficulties they’re going to have with their economy. But, overall, we’re very bullish about what we see in the coming quarters for all of our markets and would anticipate we’d see, as you point out, a pretty good dropping down to the bottom line with that leverage.

Arnie Ursaner:	Hey, Bob, if I can add one more question or comment regarding Europe, so you had 2% of sales growth year-over-year. Your public competitor recently just had much stronger growth and pretty good mid—almost high single digit operating margin. When you look towards the upcoming year, what sort of performance are you expecting? You mentioned you expected positive operating income for the year. Do you expect to achieve that as early as Q1?

Robert Warren:	That’s certainly a—what we’re trying to anticipate right now, Arnie. I’m a little gun shy from my over optimistic projection this time last year. But we are very optimistic, at least in the first two quarters, we are going to be positive operating results.

Arnie Ursaner:	Okay. I’ll jump back in queue. Thank you very much.

Robert Warren:	Thank you.

Andy Anderson:	Arnie, just one last comment. I may be mistaken but if I’m—I’m just only doing this by vague memory, but I thought our public competitor had operating income of €1.076 million on a revenue of 94, which would put them at about 1% or so. Is the—it—yes. Okay, that—I lost you.

Arnie Ursaner:	I’m here.

Andy Anderson:	Okay. I was just going to say, did you see something that showed a better number than that?

Arnie Ursaner:	You know what? I don’t have it at my fingertips this second. I can come back to you on that, Andy. I just don’t have it at my fingertips.

Andy Anderson:	I was just—

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Robert Warren:	They’ve definitely had a higher year-over-year growth for the third quarter. They were getting more OEM business, which ramped up a lot faster, and some of that business is business we chose to exit, Arnie.

Arnie Ursaner:	Okay.

Robert Warren:	For the margins.

Arnie Ursaner:	Okay. Thank you.

Andy Anderson:	We—yes, we also had a volume impact in Europe in our MHP business by a shutdown in January for a full-blown inventory that probably added—or detracted about 10% off our MHP sales for the quarter.

Arnie Ursaner:	Okay. Thank you very much.

Robert Warren:	Thanks, Arnie.

Operator:	Our next question comes from the line of Schon Williams with BB&T Capital Markets. Please go ahead.

Schon Williams:	Hi, good afternoon.

Robert Warren:	Good afternoon, Schon.

Schon Williams:	Can you actually just repeat that last part? I think it was Andy and was talking about there was a 10%—I don’t know, there was a 10% drag. Can you repeat that last part, the answer to Arnie’s question?

Andy Anderson:	We were in our Verona plant. We had a scheduled shutdown in January, in addition to the holiday shutdown, so it probably resulted in a lower shipment rate of the quarter from, what would you say, Joe, 1 million to 1.5 million, somewhere in there, Euros at a—at the rate, which depressed our year-on-year revenue in Europe and also depressed the gross margin to some degree. So, the comparison—what we do note and acknowledge very much that there is—that our competitor has—had a significant growth in that. There is some diluted factor to our numbers due to that shutdown.

Schon Williams:	Okay. And does that shutdown happen every year, because I don’t remember us talking about this last time around. Was this something special for Verona now that it’s, I guess, a larger piece of the pie for Europe?

Joe Pointer:	Yes, a normal shutdown but this was over and above what we’d had in the past and we don’t anticipate it—having it going forward, just with the—getting down inventory moved down.

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Schon Williams:	Right.

Joe Pointer:	To kind of get our arms around it this year, so—

Schon Williams:	Okay. And then what are you kind of envisioning for Europe? There’s maybe some—you know, there’s some unprofitable customer volume that’s going away. What are you—I mean, what are you envisioning in terms of the top line, I guess, you know, once you combine kind of a stronger macro environment, maybe some headwinds from, you know, losing some of those unprofitable sales volumes? Are you guys looking at kind of, you know, high single digit growth in that region? And I’m talking about, you know, for calendar 2011 or fiscal 2012.

Robert Warren:	You know, the budgeted amount, you know, we’re anticipating at least 10 to 15% increase that the market’s going to drive and our own change of operations that we believe we’re going to have better opportunity.

Schon Williams:	Okay. I guess, can you quantify exactly, I guess, how much volume is going away that, you know, that was in fiscal 2011 that’s now going away? I mean, are we talking about a couple of million dollars worth of sales? Is that it?

Andy Anderson:	That’s approximately right. Some of the business went away, Schon, that we felt we couldn’t even really justify, even with the Chinese product, and then we picked up some other business that shipped in capacity from suppliers, cost us some customers who come back. And so I believe that, overall, that’s approximately about the right level that we had decided to.

Schon Williams:	Okay.

Andy Anderson:	And, you know, the focus still is operational and profitability.

Schon Williams:	Right, and that was my next question. I mean, so if I strip out the restructuring in Europe, you know, I’m getting to kind of like a, you know, a 17.4, 17.5 gross margin for Europe. Is that as good as it gets and then maybe there’s some additional cost control on the SG&A side? Or, you know, where do you—I guess, are we looking for additional volume leverage on that gross margin line?

Joe Pointer:	No, I didn’t follow the 17.4, 17.5. What—

Schon Williams:	Well, I’m just saying, if I strip out the—you know, if I strip out the restructuring charge, I’m coming up with, like a 17.4, 17.5 gross margin in Q4, and you can double check to make sure my math’s right, but I’m just wondering, what are guys kind of targeting internally? You know, are we looking to, you know, another couple of hundred basis points for the—you know, for 2012? Where is that—where is the gap—you know, where are we going to close the gap on the operating income? Is it going to be gross margin leverage as we move into fiscal 2012, or is going to be—or is there further—you know, is there more we can do kind of on the SG&A side of the business?

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Andy Anderson:	I believe it’s going to be both volume and some of our leverage on our gross margin. And you say, well we are anticipating a higher gross margin with some of the efficiencies that we feel we have in place now from the restructuring of our supply base and our aftermarket and sales force, which we have changed pretty radically to revitalize taking our new cost and supply chain to the market, and we believe we’re going to see something that exceeds the industry growth.

Schon Williams:	Okay. And then turning to—back to the Australia—and I—this is kind of a follow-up to Arnie’s question. I mean, do you think that—there was some impact though to Q4 operating margins in Asia-Pacific because of—I guess, was there—you know, did you have to freight in some product and that, you know, that you cost more than normal? You guys just aren’t quantifying it?

Joe Pointer:	Well, and the flood was the middle of January so by the end of January, I don’t think the costs were significant in that month, but they’re—you know, you’re going to see them in the first quarter. Those are really just identifiable specific costs that we could isolate. I mean, there are going to be other costs a bit. We’re only—you know, Australia is about 30 or 35% of Asia-Pacific so it’s not going to be, you know—

Robert Warren:	And it won’t be broken out in the first quarter, and so it—but we still believe that the increase of business in the first quarter, you’re not going to see it. We do hope to get recovery as we itemize some of these expenses for our insurance claim.

Schon Williams:	Okay.

Andy Anderson:	Just—it is important to note, however, even though I know it’s small, that our Australian unit is back up and running and shipping at that budgeted levels are higher with imported product and with support from China, support from the U.S. So we are shipping in the—we are back in business.

Schon Williams:	Right, there’s no demand instruction. I mean, this is largely currently temporary. Are you going to take a—will there be another charge in Q1 for Australia, or you got everything in in Q4 here?

Joe Pointer:	Possibly could.

Schon Williams:	Okay.

Joe Pointer:	I would—and nothing to the extent of what we—we—I think we captured a majority of the inventory in equipment. There are going to be the ongoing freight costs, disruption, you know, all those kind of things but we’re not going to have any write-offs the size of what we have now. But there could be, you know, within hundreds of thousands of dollars adjustments.

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Schon Williams:	Okay.

Robert Warren:	I think, Joe, that number’s going to have a plus and a minus for several quarters.

Joe Pointer:	Right.

Joe Pointer:	Yes.

Robert Warren:	Insurance proceeds and as we have expenses.

Joe Pointer:	Right.

Robert Warren:	So forth.

Joe Pointer:	Right.

Schon Williams:	Okay. And then—

Joe Pointer:	The first round of insurance proceeds, actually, in the next few weeks as a partial payment and then with the rest to come later as we pull the claim together.

Schon Williams:	Okay. And then the last question for me, can you guys just talk about what you’re seeing, I mean, on the raw materials side? Obviously, steel continues to run here. Can you talk about, you know, what you’re seeing on the raw materials side and then, you know, where you feel like—are you—you’re ahead of that, you’re neutral with that or are you falling behind in terms of your pricing? If you could just kind of comment on that.

Robert Warren:	Schon, you know, we just, in December or the end of our fourth quarter, had put out what we believe was going to be a correct price list on our price list items and negotiated items with our OEMs. We have some factors with some of our OEMs that would adjust that. Right now, we believe, with the increased volume and absorption and what we had in our price—new pricing, that we are covered right now. But, you know, the headwinds looking out at what’s happening in the world, particularly maybe some of the requirements in Japan that their mills are not going to supply, the street [ph] on coal with what happened down in Queensland, there is a distinct possibility we could see some escalating steel prices. And we would have to, at that point, try to go back and find either mechanisms to [inaudible] to recover. We would have to try to, as quickly as possible, take that increase across—into our pricing.

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Schon Williams:	Okay. Thanks, guys. I’ll get back in the queue.

Operator:	And as a reminder, ladies and gentlemen, if you’d like to ask a question, please press star, one at this time.

And our next question comes from the line of JB Groh with D.A. Davidson. Please go ahead.

JB Groh:	Afternoon, guys.

Robert Warren:	Hi, JB.

JB Groh:	Just to kind of follow on to that raw materials question, Joe, could you give us kind of a reminder as to what portion of the cost of sales is raw materials? Is it roughly half? Or, I mean—

Joe Pointer:	Half to 60% depending on the material [talk over].

JB Groh:	Okay. Half to 60%, okay. And is there any effective way to sort of hedge exposure there, or is it—or are you just kind of counting on being able to raise prices as the business gets better?

Robert Warren:	I—JB, you were around, you remember three years ago when we attempted—when we thought pricing was going to go up and it was going up 10% a month and you had to prepay just to—

JB Groh:	Yes.

Robert Warren:	A lot of our operating units did attempt to try to buy out on steel and that’s when the crash happened.

JB Groh:	Mm-hmm. Well don’t do that again, okay?

Robert Warren:	Yes. I’m making sure that we try to do it to our pricing and not to our inventory.

JB Groh:	Right, okay. Okay, so that’s fair. And then, I was curious, Bob, you mentioned sort of, you know, other strategic directions and that kind of thing with—as the cash flow generation’s pretty good and, you know, that the balance sheet’s going to be—you know, could potentially be debt free. Could you maybe give us a little more indication, maybe sort of the directions you’re thinking there on the growth front?

Robert Warren:	Certainly, you know, that is an issue coming up, you know, being debt free and having the cash flow we’re anticipating. We have to find a way of returning that to shareholders, either through expansion of their investment in some expansion of what we did over in construction or other fields or an increased return through dividends, which the Board just doubled the dividend and—

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JB Groh:	Mm-hmm.

Robert Warren:	You know, I believe is an indicator of their confidence going into this year and not wanting the market to be too concerned about the fourth quarter.

JB Groh:	Okay. All right, hey, thanks for taking the time out. That’s all—all my questions are crossed off. Thank you.

Robert Warren:	Thanks.

Operator:	And, Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren:	Again, thanks so much for your time and participating today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator:	Ladies and gentlemen, this concludes the Cascade Corporation Fourth Quarter Earnings conference call. If you’d like to listen to a replay of today’s conference, you may dial 800-406-7325 and enter the access number 4417178 in North America. International callers, please dial 303-590-3030. Thank you for participating. You may now disconnect.

END

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